                                                                EXHIBIT 23.2

                   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on
Form S-8 of our report dated February 28, 2007 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the
2006 Annual Report to Shareholders of Edison International , which is incorporated by reference in Edison International's Annual Report on Form 10-K for the year ended
December 31, 2006.  We also consent to the incorporation by reference of our report dated
February 28, 2007 relating to the financial statement schedules, which appears in such
Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
April 23, 2007